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                   EXHIBIT 99.1



HARMAN INTERNATIONAL                   [LOGO HERE]
PRESS RELEASE


December 13, 1999         FOR IMMEDIATE RELEASE

                       Contact:  Frank Meredith
                                 Chief Financial Officer
                                 Harman International Industries,
                                    Incorporated
                                 (818) 893-8411


     HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
          ANNOUNCES STOCKHOLDER RIGHTS PLAN


WASHINGTON, D.C., December 13, 1999 - Harman International (NYSE:HAR) announced today that its Board of Directors had adopted a stockholder rights plan. The rights plan is similar to the rights plans adopted by thousands of other public companies. The Company will promptly make the required filings with the Securities and Exchange Commission and New York Stock Exchange setting forth details of the plan.

Harman International Industries, Incorporated (www.harman.com) is a leading manufacturer of high-quality, high-fidelity audio and video products for the consumer and professional markets. The Company's stock is traded on the New York Stock Exchange under the Symbol: HAR.


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